Exhibit 10.1
FOURTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 31st day of May, 2022, by and among (i) Silicon Valley Bank (“Bank”), (ii) VIEWRAY, INC., a Delaware corporation (“ViewRay”), and (iii) VIEWRAY TECHNOLOGIES, INC., a Delaware corporation (“Technologies”, and together with Viewray, individually and collectively, jointly and severally, the “Borrower”).
Recitals
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of December 28, 2018, by and among Bank and Borrower, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2019, as amended by that certain Second Amendment to Loan and Security Agreement, dated as of October 30, 2020, and as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of October 29, 2021 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower under and for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to (i) provide for the Term Loan 2022 (as defined below); (ii) modify the financial covenants; and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.

2.1Section 2.1.3 (Term Loan 2022). The following new Section 2.1.3 is hereby inserted immediately following Section 2.1.2 thereof:
        “2.1.3    Term Loan 2022.
(a)    Availability. Bank shall make a term loan advance in the original principal amount of Sixty Million Dollars ($60,000,000.00) (the “Term Loan 2022”) to Borrower on the Fourth Amendment Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

Exhibit 10.1
(b)    Repayment. Commencing on the first day of the month following the month in which the Funding Date of the Term Loan 2022 occurs, and thereafter on the first day of each successive calendar month until the Term Loan 2022 is paid in full, Borrower shall make monthly payments of interest with respect to the outstanding principal amount of the Term Loan 2022. Commencing on October 1, 2024, Borrower shall repay the outstanding principal balance of the Term Loan 2022 in thirty-seven (37) equal payments of principal, based on a thirty-seven (37) month amortization schedule (each payment of interest and/or payment of principal on the Term Loan 2022 being a “Term Loan 2022 Payment”). Borrower’s final Term Loan 2022 Payment, due on the Term Loan 2022 Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan 2022. Once repaid, the Term Loan 2022, or any portion thereof, may not be reborrowed.
(c)    Mandatory Prepayment Upon an Acceleration. If the Term Loan 2022 is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan 2022; (ii) the Final Payment; (iii) the Prepayment Premium, if applicable, and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan 2022, including interest at the Default Rate with respect to any past due amounts.
(d)    Optional Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan 2022, without premium or penalty, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan 2022 at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan 2022; (B) the Final Payment; (C) the Prepayment Premium, if applicable, and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan 2022, including interest at the Default Rate with respect to any past due amounts.
(e)    Use of Term Loan 2022 Proceeds. Proceeds of the Term Loan 2022 will be used first, on or about the Fourth Amendment Effective Date, for (i) the repayment in full of all outstanding principal and accrued but unpaid interest on the Term Loan 2020; and (ii) the payment of the accrued portion of the Final Payment due and payable in respect of the Term Loan, and second, as working capital to fund its general business requirements and not for personal, family, household or agricultural purposes.”
2.2Section 2.2 (Payment of Interest on the Credit Extensions). Subsection (a) of Section 2.2 is amended in its entirety and replaced with the following:
“(a)    Interest Rate – Term Loan 2022. Subject to Section 2.2(b), the principal amount outstanding under the Term Loan 2022 shall accrue interest at the greater of (i) a floating per annum rate equal to two and four-tenths of one percent (2.40%) above the Prime Rate; and (ii) a fixed per annum rate equal to five and sixty-five one hundredths of one percent (5.65%), which interest shall in any event be payable monthly.”
2.3Section 2.3 (Fees). Subsections (a) and (b) of Section 2.3 are amended in their entirety and replaced with the following:

Exhibit 10.1
“(a)    Final Payment. A final payment (which final payment is in addition to and not a substitution for the regular monthly payments of principal plus accrued interest, and shall be referred to herein as the “Final Payment”), due on the earliest to occur of (a) the Term Loan 2022 Maturity Date, (b) the acceleration of the Term Loan 2022, or (c) the prepayment of the Term Loan 2022 in full pursuant to Section 2.1.3(c) and/or Section 2.1.3(d), equal to (i) the original aggregate principal amount of the Term Loan 2022 funded by Bank and drawn by Borrower; multiplied by (ii) three and seven-tenths of one percent (3.70%); provided that, for the avoidance of doubt, the foregoing Final Payment shall be in addition to the Final Payment made on the Fourth Amendment Effective Date;
(b)    Prepayment Premium. Upon repayment of the Term Loan 2022 for any reason prior to the Term Loan 2022 Maturity Date, in addition to the payment of any other amounts then-owing, a prepayment premium (the “Prepayment Premium”) in an amount equal to (i) three percent (3.00%) of the then outstanding principal amount of the Term Loan 2022 if such prepayment occurs on or prior to September 30, 2024; and (ii) two percent (2.00%) of the then outstanding principal amount of the Term Loan 2022 if such prepayment occurs on or after October 1, 2024 but prior to the Term Loan 2022 Maturity Date; provided that no Prepayment Premium shall be charged if, so long as no Event of Default has occurred and is continuing, the credit facility hereunder is replaced with a new facility from Bank; and”
2.4Section 3.4 (Procedures for Borrowing). Section 3.4 is amended in its entirety and replaced with the following:
“3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of any Term Loan 2022 set forth in this Agreement, Borrower shall deliver to Bank by electronic mail or facsimile a Payment/Advance Form and the request for such Term Loan.”

2.5Section 6.2 (Financial Statements, Reports, Certificates). Subsection (b) of Section 6.2 is amended in its entirety and replaced with the following:
“    (b)    AR/AP Agings. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (aged by invoice date) (collectively, the “Agings Reports”);”

2.6Section 6.6 (Operating Accounts). The following sentence is inserted following the last sentence of subsection (a) of Section 6.6
“Notwithstanding anything set forth herein, Borrower is permitted to maintain its account at J.P. Morgan Chase set forth in the Perfection Certificate provided that the balance in such account shall not exceed One Hundred Thousand Dollars ($100,000) at any time.”
2.7Section 6.11 (Formation or Acquisition of Subsidiaries). Section 3.4 is amended in its entirety and replaced with the following:
“6.11    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, within thirty (30) days in the case of a Domestic Subsidiary (excluding a US Holdco) or ninety (90) days in the case of a Foreign Subsidiary and/or US Holdco (or such later date as Bank shall determine, in its sole but reasonable discretion) following

Exhibit 10.1
the date that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower or such Guarantor, as applicable, shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, that with respect to any Foreign Subsidiary and/or US Holdco, in the event that Borrower provides Bank evidence reasonably satisfactory to Bank that (i) the grant of a continuing pledge and security interest in and to the assets of any such Foreign Subsidiary and/or US Holdco, (ii) the guaranty of the Obligations of the Borrower by any such Foreign Subsidiary and/or US Holdco (or, in either case, subsidiary thereof) (iii) the pledge by Borrower of a perfected security interest in more than two-thirds of the stock, units or other evidence of ownership of each Foreign Subsidiary or US Holdco and/or (iv) the provision of a joinder to become co-borrower under this Agreement by any such Foreign Subsidiary and/or US Holdco (or, in either case, subsidiary thereof), would be expected to have a material adverse tax effect on the Borrower, then the Borrower shall: (A) if such Foreign Subsidiary and/or US Holdco is a first-tier Subsidiary of Borrower, be required only to grant and pledge to Bank a perfected security interest in up to sixty-five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary and/or US Holdco (it being understood that none of the assets of such Foreign Subsidiary and/or US Holdco will in such case be pledged to Bank as Collateral and that such Foreign Subsidiary and/or US Holdco (or, in either case, subsidiary thereof) will neither guaranty the Obligations of the Borrower nor become a co-borrower under this Agreement) and (B) if such Subsidiary is a Subsidiary of a Foreign Subsidiary and/or US Holdco, not be required to (x) grant or pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary, or any assets thereof or (y) have such Subsidiary guaranty the Obligations of the Borrower or become a co-borrower under this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any Subsidiary of Borrower be required to grant security or provide a guaranty of the Obligations to Bank to the extent that (A) Borrower provides Bank evidence reasonably acceptable to Bank that (i) such grant of security or guaranty would violate any applicable law or any contractual obligation (and in the case of such contractual obligation, not entered into in contemplation of the acquisition or formation of such Subsidiary) or (ii) would require governmental (including regulatory) consent, approval, license or authorization to provide security or give a guarantee, unless such consent, approval, license or authorization has been received or (B) Borrower and Bank mutually agree that the cost or other consequences of providing a guarantee or granting security shall be excessive in view of the benefits obtained by the Bank therefrom. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan

Exhibit 10.1
Document. The foregoing requirements of this Section 6.11 shall not apply to any Immaterial Foreign Subsidiary, and so long as Borrower maintains the Minimum Balance, Borrower shall be permitted to create any such Immaterial Foreign Subsidiary upon five (5) Business Days prior written notice to Bank.”

2.8Section 7.1 (Dispositions). Section 7.1 is amended in its entirety and replaced with the following:
“7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business (including on an intracompany basis); (b) Transfers of worn-out or obsolete Equipment or other property that is, in each case, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) Transfers consisting of Permitted Liens and Permitted Investments; (d) Transfers to customers’ of Equipment located at a customer’s site for research and collaboration; (e) Transfers consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) Transfers consisting of (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, Intellectual Property, Intellectual Property rights of Borrower or any Subsidiary in the ordinary course of business, (ii) abandonments, cancellations or lapses of Intellectual Property rights or issuances or registrations, or applications for issuances or registrations, of Intellectual Property rights in the ordinary course of business, or which, in the good faith determination of Borrower, are not material to the conduct of the business of Borrower or its Subsidiaries, or are no longer economical to maintain in light of its use and (iii) of any technology, intellectual property or other Intellectual Property rights of Borrower or any Subsidiary involving their customers in the ordinary course of business; (g) the leasing or subleasing of real property in the ordinary course of business; (h) Transfers of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding; (i) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Transfer of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property, and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business; (j) Transfers and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Transfers or terminations of which (i) do not materially interfere with the business of the Borrower and its Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product line or (iii) are made in the ordinary course of business; (k) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and (l) other Transfers not otherwise permitted in clauses (a) through (k) involving assets having a fair market value of not more than One Million Dollars ($1,000,000.00) in any fiscal year, so long as immediately prior to and after giving effect to any such Transfers pursuant to this clause (l), Borrower has maintained the Minimum Balance.”

Exhibit 10.1
2.9Section 7.3 (Mergers or Acquisitions). Section 7.3 is amended in its entirety and replaced with the following:
“7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), other than (i) in accordance with clause (d)(ii) of the definition of Permitted Investments and (ii) the formation of Immaterial Foreign Subsidiaries to the extent permitted pursuant to Section 6.11. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”
2.10Section 8.1 (Payment Default). Section 8.1 is amended by deleting the term “Term Loan 2020 Maturity Date” therein and inserting “Term Loan 2022 Maturity Date” in lieu thereof.
2.11Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:
“    “Covenant Level Letter” is the amended and restated covenant level letter dated as of the Fourth Amendment Effective Date by and between Bank and Borrower.”
2.12Section 13 (Definitions). The following new definitions are hereby inserted in Section 13.1, each in its applicable alphabetical order:
“    “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”
“    “Fourth Amendment Effective Date” is May 31, 2022.”
“    “Term Loan 2022” is defined in Section 2.1.3(a).”
        “    “Term Loan 2022 Maturity Date” is October 1, 2027.”
        “    “Term Loan 2022 Payment” is defined in Section 2.1.3(b).”
2.13Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is amended to reflect the changes to Section 6.7 of the Loan Agreement, in the form provided by the Bank to the Borrower.
3.Limitation of Amendments.
3.1The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any

Exhibit 10.1
Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.Fees. Borrower shall pay to Bank the fully earned, non-refundable, accrued portion of the Final Payment in respect of the Term Loan, in an amount equal to Eight Hundred Ninety Six Thousand Dollars ($896,000.00). For the avoidance of doubt, Bank waives payment of the unaccrued portion of the Final Payment in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000). Bank’s waiver shall apply only to the foregoing payment. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with the existing Loan Documents and this Amendment.
5.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
5.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in Section 5 of the Loan Agreement are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing; provided that for the purpose of this Section 4.1, each reference to “Perfection Certificate” in Section 5 of the Loan Agreement shall refer to the Updated Perfection Certificate (as defined below).
5.2The certified charters of Borrower delivered in connection with this Amendment remain true, accurate and complete, and the other organizational documents of Borrower previously delivered to Bank are true, accurate and complete and have not been amended, supplemented or restated since the Effective Date and are and continue to be in full force and effect;
5.3The execution and delivery by Borrower of this Amendment, and the performance by Borrower of its obligations under the Loan Agreement (as amended by this Amendment), have been duly authorized;
5.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or

Exhibit 10.1
result in or permit the termination or acceleration of, any material agreement by which Borrower is bound; and
5.5This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
6.Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate dated as of May 31, 2022 (the “Updated Perfection Certificate”), which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of October 30, 2020 delivered by Borrower to Bank. Borrower and Bank acknowledge and agree that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.
7.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
8.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
9.Effectiveness. This Amendment shall be deemed effective upon the completion of the following:
9.1The due execution and delivery to Bank of counterparts of this Amendment and the Covenant Level Letter by each Borrower and the Bank;
9.2The due execution and delivery to Bank of the Updated Perfection Certificate by Borrower;
9.3Borrower shall have delivered to the Bank a copy, certified by a duly authorized officer of Borrower to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but, solely with respect to the By-Laws of each Borrower, only if such By-Laws have been modified since last delivered to the Bank), (ii) the resolutions of Borrower authorizing the execution and delivery of this Amendment, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall has executed and delivered this Amendment on behalf of Borrower;
9.4Bank shall have received long-form (if applicable) good standing certificates of each Borrower, certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation, each dated as of a date no earlier than thirty (30) days prior to the Fourth Amendment Effective Date;

Exhibit 10.1
9.5Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the execution of this Amendment, will be, terminated or released;
9.6Bank shall have received updated evidence reasonably satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;
9.7Bank shall have received an executed Payment/Advance Form; and
9.8Borrower shall have paid the fees and expenses described in Section 4 above.
10.Post-Closing Requirements. (i) Within ninety (90) days after the date hereof, Borrower shall deliver or cause to be delivered to Bank, in form and substance reasonably satisfactory to Bank a landlord’s consent in favor of Bank for each of Borrower’s leased location at 1099 18th Street, Suite 3000 Denver, CO 80202, by the landlord thereof, together with the duly executed signatures thereto; (ii) within ninety (90) days after the date hereof, Borrower shall deliver or cause to be delivered to Bank, in form and substance reasonably satisfactory to Bank a bailee’s waiver in favor of Bank for 219 Shaw Road, South San Francisco, CA 94080, by the bailee thereof, together with the duly executed signatures thereto; (iii) Borrower shall deliver or cause to be delivered to Bank evidence that Borrower’s letters of credit maintained with PNC Bank have been terminated upon their next applicable expiration date without renewal, Borrower has transferred the cash collateral associated therewith to an account maintained with Bank and Borrower has closed the account associated therewith; and (iv) within ninety (90) days after the date hereof, Borrower shall deliver or cause to be delivered to Bank evidence that Borrower has closed Borrower’s unrestricted account maintained with PNC Bank and transferred the balance therein to an account of Borrower maintained with Bank. Failure to comply with the foregoing requirements within the time period noted shall constitute an Event of Default for which no grace or cure period shall apply.

[Signature page follows.]

Exhibit 10.1
In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the date first written above.

BORROWER:
VIEWRAY, INC.

By___________________________________
Name: Zachary W. Stassen
Title: Chief Financial Officer

VIEWRAY TECHNOLOGIES, INC.

By___________________________________
Name: Zachary W. Stassen
Title: Vice President and Treasurer

BANK:
SILICON VALLEY BANK

By___________________________________
Name: Brian Powers
Title: Director